EXHIBIT 99.1

HERFF JONES TO ACQUIRE AMERICAN ACHIEVEMENT CORPORATION

INDIANAPOLIS, IN, and AUSTIN, TX – May 16, 2008 – Herff Jones, a manufacturer and publisher of educational products, recognition awards and graduation-related items sold to schools throughout North America, today announced that it has signed a definitive agreement to acquire American Achievement Group Holding Corp. (“AAGH”), the parent company of American Achievement Corporation (“AAC”), from Fenway Partners (“Fenway”), a leading middle market private equity firm.

AAC is a manufacturer and supplier of products and services that recognize and inspire personal achievement and celebrate special moments in life.  AAC is recognized as a premier distributor of commemorative jewelry and recognition products such as class rings, yearbooks, letter jackets and other jewelry, including military and family products. AAC’s products and brands, such as Balfour, Taylor, ArtCarved, and Keepsake, are available through a variety of distribution methods, including direct sales to students in high schools and colleges, national jewelry retailers, independent jewelry stores and mass merchandisers.

“AAC is a highly successful company with some of the best products in the industry,” said Joe Slaughter, President of Herff Jones. “The combination of AAC with Herff Jones will bring together two companies, both with decades of history and cultures of excellence, to create a world-class competitor that will offer superior products and services to customers throughout North America.”

Don Percenti, President and Chief Executive Officer of AAC, continued, “I look forward to the future and bringing these two great companies together. With our highly complementary product lines and geographic footprints, the combined company will be better positioned to compete for sales opportunities and capture operating efficiencies while better serving customers.”

The transaction is subject to regulatory approvals and customary closing conditions.

Barnes & Thornburg and Howrey LLP acted as legal counsel to Herff Jones and The Blackstone Group acted as financial advisor. Ropes & Gray LLP acted as legal advisors to AAC and Fenway and Lane, Berry & Co. International and Goldman, Sachs & Co. acted as financial advisors to AAC and Fenway.

About Herff Jones
The Herff Jones tradition is about rewarding academic and athletic excellence with world class symbols of achievements. Since 1920, Herff Jones has been providing commencement regalia, announcements, rings, frames, and other recognition products honoring the milestones and memorable moments in life. Offering a diverse product range, Herff Jones’ employee owners share a common goal: to honor tradition and reward achievement. For more information, visit http://www.herffjones.com.

About American Achievement
American Achievement Corporation (AAC) is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®. Balfour®, Keepsake®, and Taylor Publishing, AAC’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products, achievement publications and affinity jewelry through in-school and retail distribution. For more information, visit www.AmericanAchievementCorp.com.

About Fenway Partners
Fenway Partners, LLC is a middle market private equity firm with offices in New York and Los Angeles and approximately $2.0 billion under management.  For further information about Fenway Partners, please visit www.fenwaypartners.com.

Media Contact:
Anna Cordasco/Brooke Morganstein/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

Statements in this press release regarding the expected closing of the transaction are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statement is subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither AAGH, AAC, Fenway or Herff Jones or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.

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